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                  U.S. SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549


FORM 12b-25                                        SEC File Number 0-15942
                                                   CUSIP Number

                        NOTIFICATION OF LATE FILING
                                (Check One):

[X]  Form 10-K     [ ]  Form 11-K     [ ] Form 20-F     [ ]  Form 10-Q
[ ]  Form N-SAR

For Period Ended:
                               DECEMBER 30, 1995
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information
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Full Name of Registrant

                            INTEGRATED BRANDS, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

4175 Veterans Highway
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City, State and Zip Code

Ronkonkoma, NY 11779
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PART II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, or semi-annual report, transition report on Form 10-K, Form 20-F, 11 K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar
[X] day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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___________________________________________________________________________

PART III - Narrative
___________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q or N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10-K could not be filed within the prescribed time period because of unforseen difficulties arising in connection with its preparation.


___________________________________________________________________________

Part IV - Other Information
___________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification

Gary P. Stevens, President                      (516)     737-9700
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     (Name)                                  (Area Code) (Telephone Number)


     (2)  Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange
          Act of 1934 or Section 30 of the Investment
          Company Act of 1940 during the preceding 12
          months (or for such shorter) period that the
          registrant was required to file such report(s)
          been filed?  If answer is no, identify
          report(s).                                         [X] Yes [ ] No

     (3)  Is it anticipated that any significant changes
          in results of operations from the  correspond-
          ing period for the last fiscal year will be
          reflected by the earnings statements to be
          included in the subject report or portion
          thereof?                                           [ ] Yes [X] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

___________________________________________________________________________



                            INTEGRATED BRANDS INC.
___________________________________________________________________________
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  March 27, 1996                    By:/s/ Gary P. Stevens
                                            --------------------------
                                            Gary P. Stevens, President